Exhibit 21.01

SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of ACI Worldwide, Inc., omitting subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2013

ACI Australia Pty. Ltd	Australia
ACI Worldwide (Pacific) Pty. Ltd.	Australia
Distra Pty. Ltd	Australia
ACI Worldwide (Canada), Inc.	Canada
ACI Worldwide Colombia S.A.S.	Colombia
Online Resources Corporation	Delaware
Official Payments Holdings, Inc.	Delaware
Official Payments Corporation	Delaware
ACI Worldwide (eps) AG	Germany
ACI Worldwide Solutions Private Limited	India
Applied Communications GPC Limited	Ireland
Applied Communications (Ireland) Limited	Ireland
ACI Worldwide (Italia) S.R.L.	Italy
ACI Worldwide Corp.	Nebraska
ACI Worldwide B.V.	Netherlands
ACI Worldwide (Asia) Pte. Ltd.	Singapore
ACI Worldwide (South Africa) (Pty.) Ltd.	South Africa
ACI Worldwide Cornastone (Proprietary) Ltd.	South Africa
PM Systems Corporation	South Carolina
ACI Global Limited	United Kingdom
Applied Communications Inc. U.K. Holding Limited	United Kingdom
ACI Worldwide (EMEA) Limited	United Kingdom
S1 International IP Holding Limited	United Kingdom